Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Scott’s Liquid Gold-Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-48213, 333-67141, 333-51710, 333-126028, and 333-156191) on Form S-8 of Scott’s Liquid Gold-Inc. and subsidiaries of our report dated March 31, 2010, with respect to the financial statements of Scott’s Liquid Gold-Inc. and subsidiaries, which report appears in the December 31, 2009, annual report on Form 10-K of Scott’s Liquid Gold-Inc. and subsidiaries.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 31, 2010